Consent of Independent Registered Public Accounting Firm

To the Board of Trustees

AIM Equity Funds (Invesco Equity Funds):

We consent to the use of our report dated October 25, 2018 on the financial statements of Oppenheimer Main Street Fund, incorporated herein by reference, and to the references to our firm under the headings Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP
KPMG LLP

Denver, Colorado

December 27, 2019